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                                                                     EXHIBIT 5.1


               [LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS, PLLC]



                                 August 7, 2001


Orthodontic Centers of America, Inc.
3850 N. Causeway Boulevard, Suite 1040
Metairie, Louisiana 70002

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel to Orthodontic Centers of America, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 4,186,538 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), pursuant to the above-referenced registration statement (the "Registration Statement"). In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in or incorporated by reference into the Registration Statement (after the Registration Statement is declared effective), will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                         Very truly yours,


                                         /s/ WALLER LANSDEN DORTCH & DAVIS, PLLC